Exhibit 99.1

Metallus Announces Third-Quarter 2025 Results

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Net sales of $305.9 million with net income of $8.1 million and adjusted EBITDA(1) of $29.0 million
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Operating cash flow of $22.0 million with ending cash and cash equivalents of $191.5 million
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Invested $28.4 million in capital expenditures and deployed $3.0 million to repurchase common shares
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Total liquidity(2) of $436.9 million as of September 30, 2025

CANTON, Ohio: November 6, 2025 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported third-quarter 2025 net sales of $305.9 million and net income of $8.1 million, or $0.19 per diluted share. On an adjusted basis(1), the third-quarter 2025 net income was $12.0 million, or $0.28 per diluted share, and adjusted EBITDA was $29.0 million.

This compares with the sequential second-quarter 2025 net sales of $304.6 million and net income of $3.7 million, or $0.09 per diluted share. On an adjusted basis(1), the second-quarter 2025 net income was $8.4 million, or $0.20 per diluted share, and adjusted EBITDA was $26.5 million.

In the same quarter last year, net sales were $227.2 million with a net loss of $5.9 million, or a loss of $0.13 per diluted share. On an adjusted basis(1), the third-quarter 2024 net loss was $4.4 million, or a loss of $0.09 per diluted share, and adjusted EBITDA was $6.1 million.

“We delivered another quarter of solid results, benefiting from steady demand, improving operational performance and favorable product mix, led by continued strength in aerospace and defense shipments,” said Mike Williams, chief executive officer. “Safety and operational excellence remain top priorities, and we’re seeing those efforts pay off internally and externally. Recently we were honored with the Safety Culture Improvement Award from the Metals Service Center Institute in recognition of our collaborative approach to workplace safety. Additionally, we recently completed a majority of our planned annual shutdown maintenance which is critical to ensuring a strong start to 2026.”

“As we approach year-end and begin planning for 2026, we remain on schedule with the installation of new assets that will enhance our operational capabilities and continue to work collaboratively with our customers to deliver both established and new solutions - underscoring the increasing demand for our domestic specialty steel. Our focus on the growing aerospace and defense market continues to provide opportunities as we recently secured new 2026 programs with key customers. We remain committed to safely delivering sustained profitability and cash flow across all market environments,” stated Williams.

THIRD-QUARTER 2025 FINANCIAL SUMMARY

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Net sales of $305.9 million increased from $304.6 million in the second quarter of 2025, representing the fourth consecutive sequential quarter of sales growth. The increase in net sales was primarily driven by favorable price/mix due to higher aerospace and defense shipments, partially offset by lower shipments in the energy and industrial markets. Compared with the prior-year third quarter, net sales increased by 35 percent primarily due to higher shipments across all end-markets. In addition, sales benefited from an increase in the raw material surcharge revenue per ton as a result of higher scrap prices.

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Ship tons of 163,100 decreased 4,600 tons sequentially, or 3 percent, primarily driven by lower energy and industrial shipments. Compared with the prior-year third quarter, shipments increased 36 percent driven by higher shipments across all end-markets.
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Manufacturing costs continued to benefit from increased fixed cost leverage on higher production volume. Melt utilization improved to 72 percent in the third quarter from 71 percent in the second quarter and 60 percent in the same quarter last year.
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Adjusted EBITDA(1) for the third quarter of 2025 represents the fourth consecutive sequential quarterly improvement in both total dollars and margin.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of September 30, 2025, the company’s cash and cash equivalents balance was $191.5 million. In the third quarter, operating cash flow was $22.0 million, primarily driven by profitability. Capital expenditures totaled $28.4 million in the third quarter including $22.0 million for projects funded by the U.S. government. Total liquidity(2) remains strong with $436.9 million as of September 30, 2025.

The company repurchased approximately 178,000 common shares in the open market during the third quarter at an aggregate cost of $3.0 million. As of September 30, 2025, the company had $90.9 million remaining under its authorized share repurchase program.

During the third quarter, the company received $10.0 million from the U.S. Army as part of the previously announced $99.75 million capacity expansion funding agreement in support of the U.S. Army's mission of ramping up munitions production. Through the end of September, the company has received $81.5 million of government funding. Additional payments are anticipated, contingent upon the achievement of mutually agreed upon milestones through early 2026.

OUTLOOK

Given the elements outlined in the outlook below and consistent with our normal seasonality, the company expects fourth quarter adjusted EBITDA to be lower than the third quarter.

Commercial:

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Fourth-quarter shipments are expected to be lower than the third quarter, primarily due to normal year-end seasonality and customers' potential global supply chain challenges.
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Lead times for bar products currently extend to January and tube product lead times currently extend to February.
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Base price per ton is anticipated to increase slightly as we realize the previously announced spot bar and tube increases of 5% that take effect through the fourth quarter.
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Product mix is expected to be less favorable than the third quarter due to the mix of sales within the industrial and aerospace and defense markets.

Operations:

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Annual shutdown maintenance is planned for the fourth quarter and includes approximately $11 million in shutdown costs, a sequential increase of approximately $8 million from the third quarter.
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Annual melt shop shutdown maintenance will result in a sequential decrease in melt utilization from 72% in the third quarter while also resulting in a decrease in fixed cost leverage of approximately $3 million.
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Depending on the status and timing of a new labor agreement, the company may incur additional labor and benefit costs in the fourth quarter compared to the third quarter.

Other matters:

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Planned capital expenditures are approximately $120 million for the full year of 2025, slightly lower than the previous guidance primarily due to timing of cash payments. Capital expenditures include approximately $90 million funded by the U.S. government, consistent with the previous guidance. In October, the company received $4.1 million of government funding.
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In October, the company made a required pension contribution of $3.5 million. No additional payments are expected for the remainder of 2025.
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Metallus and United Steelworkers ("USW") reached a tentative agreement on October 3, 2025, on a new four-year labor agreement. On October 30, 2025, the USW membership voted against ratification of the tentative agreement. The parties agreed to extend the labor contract through January 29, 2026, and will continue negotiations.
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We have recently been awarded several new 2026 defense programs from strategic customers for critical new solutions, which support our $250 million targeted annual run rate of aerospace and defense total sales by mid-2026.
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We have executed a long-term supply agreement for vacuum arc remelt (VAR) steel, reinforcing our strategic position and ensuring a stable, high-quality material source to support continued sales growth in our aerospace and defense end-market.
(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Friday, November 7, 2025, at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end-markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,850 people and had sales of $1.1 billion in 2024. For more information, please visit us at www.metallus.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in domestic and worldwide political and economic conditions due to, among other factors, U.S. and foreign trade policies and the impact on economic conditions, changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (10) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (11) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (12) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (13) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (14) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (15) cyber-related risks, including information technology system failures, interruptions and security breaches; (16) the potential impact of pandemics, epidemics, widespread illness or other health issues; and (17) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support these investments is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)	2025	2024	2025	2024
Net sales	$305.9	$227.2	$891.0	$843.5
Cost of products sold	270.9	215.1	801.9	756.7
Gross Profit	35.0	12.1	89.1	86.8
Selling, general & administrative expenses (SG&A)	24.5	22.5	71.7	67.3
Restructuring charges	2.7	—	2.7	—
Loss (gain) on sale or disposal of assets, net	0.2	0.1	(1.3)	0.4
Loss on extinguishment of debt	—	—	3.6	—
Other (income) expense, net	(1.9)	(1.0)	(5.8)	(2.3)
Interest (income) expense, net	(1.4)	(2.4)	(4.2)	(7.6)
Income (Loss) Before Income Taxes	10.9	(7.1)	22.4	29.0
Provision (benefit) for income taxes	2.8	(1.2)	9.3	6.3
Net Income (Loss)	$8.1	$(5.9)	$13.1	$22.7

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.19	$(0.13)	$0.31	$0.52
Diluted earnings (loss) per share(1, 2)	$0.19	$(0.13)	$0.30	$0.49

Weighted average shares outstanding - basic	41.8	43.1	42.0	43.4
Weighted average shares outstanding - diluted(1, 2)	43.0	43.1	43.3	46.2

(1) For the three and nine months ended September 30, 2025, common share equivalents for shares issuable for equity-based awards (1.2 million shares and 0.9 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the nine months ended September 30, 2025, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (0.4 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the three and nine months ended September 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2024, because the effect of their inclusion would have been anti-dilutive. For the nine months ended September 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the nine months ended September 30, 2024, net income was adjusted to add back $0.6 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$191.5	$240.7
Accounts receivable, net of allowances	129.3	90.8
Inventories, net	237.5	219.8
Deferred charges and prepaid expenses	19.9	29.9
Other current assets	1.4	6.1
Total Current Assets	579.6	587.3

Property, plant and equipment, net	543.1	507.3
Operating lease right-of-use assets	15.7	11.7
Pension assets	7.6	5.5
Intangible assets, net	3.1	3.4
Other non-current assets	1.3	1.5
Total Assets	$1,150.4	$1,116.7

LIABILITIES
Accounts payable	$155.2	$119.2
Salaries, wages and benefits	27.6	16.8
Accrued pension and postretirement costs	14.9	66.5
Current operating lease liabilities	5.1	4.8
Current convertible notes, net	—	5.4
Government funding liabilities	83.1	53.5
Other current liabilities	19.5	15.3
Total Current Liabilities	305.4	281.5

Credit agreement	—	—
Non-current operating lease liabilities	10.6	6.9
Accrued pension and postretirement costs	109.4	110.2
Deferred income taxes	15.1	14.3
Other non-current liabilities	12.2	13.3
Total Liabilities	452.7	426.2
SHAREHOLDERS' EQUITY
Additional paid-in capital	846.5	843.9
Retained deficit	(39.3)	(52.4)
Treasury shares	(114.9)	(108.7)
Accumulated other comprehensive income (loss)	5.4	7.7
Total Shareholders' Equity	697.7	690.5
Total Liabilities and Shareholders' Equity	$1,150.4	$1,116.7

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$8.1	$(5.9)	$13.1	$22.7
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.3	13.6	42.1	40.4
Amortization of deferred financing fees	0.1	0.2	0.3	0.4
Loss on extinguishment of debt	—	—	3.6	—
Loss (gain) on sale or disposal of assets, net	0.2	0.1	(1.3)	0.4
Deferred income taxes	0.8	—	0.8	—
Stock-based compensation expense	3.8	3.5	10.9	10.5
Pension and postretirement expense (benefit), net	0.8	1.0	2.6	5.1
Changes in operating assets and liabilities:
Accounts receivable, net	0.4	1.6	(38.1)	7.5
Inventories, net	(14.1)	(14.5)	(17.3)	9.2
Accounts payable	5.3	(2.2)	31.2	(16.4)
Other accrued expenses	7.3	1.6	15.5	(19.9)
Deferred charges and prepaid expenses	(5.0)	(2.9)	10.0	(7.5)
Pension and postretirement contributions and payments	(0.5)	(3.4)	(60.1)	(38.0)
Other, net	0.5	(8.0)	4.6	12.0
Net Cash Provided (Used) by Operating Activities	22.0	(15.3)	17.9	26.4
Investing Activities
Capital expenditures	(28.4)	(17.6)	(73.7)	(49.1)
Proceeds from government funding	10.0	35.5	28.0	45.5
Proceeds from disposals of property, plant and equipment	—	—	1.7	—
Net Cash Provided (Used) by Investing Activities	(18.4)	17.9	(44.0)	(3.6)
Financing Activities
Purchase of treasury shares	(3.0)	(20.1)	(11.9)	(34.1)
Proceeds from exercise of stock options	—	0.1	—	1.4
Shares surrendered for employee taxes on stock compensation	—	(0.1)	(2.6)	(15.5)
Repayments on convertible notes	—	—	(9.1)	—
Net Cash Provided (Used) by Financing Activities	(3.0)	(20.1)	(23.6)	(48.2)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	0.6	(17.5)	(49.7)	(25.4)
Cash, cash equivalents, and restricted cash at beginning of period	191.6	273.4	241.9	281.3
Cash, Cash Equivalents, and Restricted Cash at End of Period	$192.2	$255.9	$192.2	$255.9

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$191.5	$254.6	$191.5	$254.6
Restricted cash reported in other current assets	0.7	1.3	0.7	1.3
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$192.2	$255.9	$192.2	$255.9

Reconciliation of Free Cash Flow(2) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2025	2024	2025	2024
Net Cash Provided (Used) by Operating Activities	$22.0	$(15.3)	$17.9	$26.4
Less: Capital expenditures(1)	(6.4)	(11.8)	(22.5)	(43.3)
Free Cash Flow(2)	$15.6	$(27.1)	$(4.6)	$(16.9)

(1) On February 27, 2024, the company entered into an agreement for up to $99.75 million in funding from the United States Army. In the three and nine months ended September 30, 2025, funding proceeds of $10.0 million and $28.0 million, respectively, were received and the related capital spending for the project of $22.0 million and $51.2 million is excluded. In the three and nine months ended September 30, 2024, funding proceeds of $35.5 million and $45.5 million, respectively, were received and the related capital spending for the project of $5.8 million for each period is excluded.

(2) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended September 30, 2025, September 30, 2024, and June 30, 2025:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended September 30, 2025		Three months ended September 30, 2024		Three months ended June 30, 2025
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(10)	Net income (loss)	Diluted earnings (loss) per share(11)
As reported	$8.1	$0.19	$(5.9)	$(0.13)	$3.7	$0.09
Adjustments:(2)
Restructuring charges(3)	2.7	0.06	—	—	—	—
Loss (gain) on sale or disposal of assets, net	0.2	—	0.1	—	—	—
Loss on extinguishment of debt	—	—	—	—	3.6	0.08
Sales and use tax refund	(0.3)	(0.01)	—	—	—	—
Business transformation costs(4)	—	—	0.9	0.02	—	—
IT transformation costs(5)	1.0	0.03	0.9	0.03	1.0	0.02
Manufacturing optimization costs(6)	1.3	0.03	—	—	0.2	0.01
Rebranding costs(7)	—	—	0.1	—	—	—
Amortization of cloud-computing costs(8)	0.3	0.01	—	—	0.3	0.01
Tax effect on above adjustments(9)	(1.3)	(0.03)	(0.5)	(0.01)	(0.4)	(0.01)
As adjusted	$12.0	$0.28	$(4.4)	$(0.09)	$8.4	$0.20

(1) For the three months ended September 30, 2025, common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2025 was 43.0 million shares.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(4) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(5) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(6) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(7) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(8) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(9) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(10) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2024, because the effect of their inclusion would have been anti-dilutive.

(11) For the three months ended June 30, 2025 convertible notes (0.6 million shares) and common share equivalents for shares issuable for equity-based awards (0.7 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2025 was 43.3 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the three months ended June 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the nine months ended September 30, 2025 and September 30, 2024:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Nine Months Ended September 30, 2025		Nine Months Ended September 30, 2024
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(11)
As reported	$13.1	$0.30	$22.7	$0.49
Adjustments:(2)
Restructuring charges(3)	2.7	0.06	—	—
Loss (gain) on sale or disposal of assets, net	(1.3)	(0.03)	0.4	—
Loss on extinguishment of debt	3.6	0.08	—	—
Loss (gain) from remeasurement of benefit plans, net	—	—	1.8	0.04
Sales and use tax refund	(1.1)	(0.03)	—	—
Business transformation costs(4)	—	—	1.5	0.03
IT transformation costs(5)	2.9	0.08	3.4	0.09
Manufacturing optimization costs(6)	1.5	0.03	—	—
Rebranding costs(7)	0.1	—	0.5	—
Amortization of cloud-computing costs(8)	0.9	0.02	—	—
Salaried pension plan surplus asset distribution(9)	3.6	0.08	—	—
Tax effect on above adjustments(10)	(2.4)	(0.04)	(1.9)	(0.03)
As adjusted	$23.6	$0.55	$28.4	$0.62

(1) For the nine months ended September 30, 2025, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (0.4 million shares) and common share equivalents for shares issuable for equity-based awards (0.9 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the nine months ended September 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(4) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(5) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(6) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(7) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(8) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(9) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the company recognized a loss of $3.6 million when the remaining assets were distributed.

(10) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(11) For the nine months ended September 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the nine months ended September 30, 2024, net income was adjusted to add back $0.6 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(10) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2025	2024	2025	2024	2025
Net income (loss)	$8.1	$(5.9)	$13.1	$22.7	$3.7
Net Income Margin (1)	2.6%	(2.6)%	1.5%	2.7%	1.2%

Provision (benefit) for income taxes	2.8	(1.2)	9.3	6.3	4.9
Interest (income) expense, net	(1.4)	(2.4)	(4.2)	(7.6)	(1.3)

Depreciation and amortization	14.3	13.6	42.1	40.4	14.1
Amortization of cloud-computing costs (2)	0.3	—	0.9	—	0.3
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$24.1	$4.1	$61.2	$61.8	$21.7
EBITDA Margin (3)	7.9%	1.8%	6.9%	7.3%	7.1%
Adjustments:
Restructuring charges (4)	2.7	—	2.7	—	—
(Gain) loss from remeasurement of benefit plans	—	—	—	1.8	—
Loss on extinguishment of debt	—	—	3.6	—	3.6
Sales and use tax refund	(0.3)	—	(1.1)	—	—
Business transformation costs (5)	—	0.9	—	1.5	—
IT transformation costs (6)	1.0	0.9	2.9	3.4	1.0
Manufacturing optimization costs (7)	1.3	—	1.5	—	0.2
Rebranding costs (8)	—	0.1	0.1	0.5	—
Salaried pension plan surplus asset distribution (9)	—	—	3.6	—	—
(Gain) loss on sale or disposal of assets, net	0.2	0.1	(1.3)	0.4	—
Adjusted EBITDA (10)	$29.0	$6.1	$73.2	$69.4	$26.5
Adjusted EBITDA Margin (10)	9.5%	2.7%	8.2%	8.2%	8.7%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization, including cloud-computing costs. EBITDA Margin is EBITDA as a percentage of net sales.

(4) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(5) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(6) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(7) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(8) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(9) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the company recognized a loss of $3.6 million when the remaining assets were distributed.

(10) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Reconciliation of Base Sales by end-market to GAAP Net Sales by end-market:

The tables below present net sales by end-market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended September 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	65.1	71.6	16.3	10.1	—	163.1

Net Sales	$106.7	$125.9	$47.2	$21.6	$4.5	$305.9
Less: Surcharges	28.2	25.1	5.7	5.0	—	64.0
Base Sales	$78.5	$100.8	$41.5	$16.6	$4.5	$241.9

Net Sales / Ton	$1,639	$1,758	$2,896	$2,139	$—	$1,876
Surcharges / Ton	$433	$351	$350	$495	$—	$392
Base Sales / Ton	$1,206	$1,407	$2,546	$1,644	$—	$1,484

	Three Months Ended September 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	53.1	57.1	3.4	6.3	—	119.9

Net Sales	$91.4	$104.9	$12.3	$14.5	$4.1	$227.2
Less: Surcharges	21.3	19.3	1.2	3.4	—	45.2
Base Sales	$70.1	$85.6	$11.1	$11.1	$4.1	$182.0

Net Sales / Ton	$1,721	$1,837	$3,618	$2,302	$—	$1,895
Surcharges / Ton	$401	$338	$353	$540	$—	$377
Base Sales / Ton	$1,320	$1,499	$3,265	$1,762	$—	$1,518

	Three Months Ended June 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	66.5	69.6	15.4	16.2	—	167.7

Net Sales	$104.4	$122.8	$42.1	$30.8	$4.5	$304.6
Less: Surcharges	28.6	24.8	5.7	7.8	—	66.9
Base Sales	$75.8	$98.0	$36.4	$23.0	$4.5	$237.7

Net Sales / Ton	$1,570	$1,764	$2,734	$1,901	$—	$1,816
Surcharges / Ton	$430	$356	$370	$481	$—	$399
Base Sales / Ton	$1,140	$1,408	$2,364	$1,420	$—	$1,417

(Dollars in millions, ship tons in thousands)
	Nine Months Ended September 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	197.9	205.3	40.3	40.2	—	483.7

Net Sales	$312.8	$361.9	$121.8	$81.1	$13.4	$891.0
Less: Surcharges	83.4	71.5	14.8	19.5	—	189.2
Base Sales	$229.4	$290.4	$107.0	$61.6	$13.4	$701.8

Net Sales / Ton	$1,581	$1,763	$3,022	$2,017	$—	$1,842
Surcharges / Ton	$421	$348	$367	$485	$—	$391
Base Sales / Ton	$1,160	$1,415	$2,655	$1,532	$—	$1,451

	Nine Months Ended September 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	170.3	191.4	36.3	27.3	—	425.3

Net Sales	$313.3	$350.1	$102.3	$63.4	$14.4	$843.5
Less: Surcharges	76.0	70.5	13.0	14.7	—	174.2
Base Sales	$237.3	$279.6	$89.3	$48.7	$14.4	$669.3

Net Sales / Ton	$1,840	$1,829	$2,818	$2,322	$—	$1,983
Surcharges / Ton	$446	$368	$358	$538	$—	$410
Base Sales / Ton	$1,394	$1,461	$2,460	$1,784	$—	$1,573

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$191.5	$240.7

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(149.3)	(176.8)
Availability	250.7	223.2
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.3)	(5.3)
Availability not borrowed	$245.4	$217.9

Total Liquidity(1)	$436.9	$458.6

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of September 30, 2025 and December 31, 2024, Metallus had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2024 3Q vs. 2025 3Q	2025 2Q vs. 2025 3Q
Beginning Adjusted EBITDA(1)	$6.1	$26.5
Volume	18.2	(0.8)
Price/Mix	2.3	4.3
Raw Material Spread	6.9	2.0
Manufacturing	(3.3)	(1.8)
SG&A	(2.6)	(1.6)
Other	1.4	0.4
Ending Adjusted EBITDA(1)	$29.0	$29.0

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).